Exhibit 99.1	Source: Manchester Inc.

Manchester Inc. Completes Acquisition of Royce Motors of Indianapolis, Indiana
Friday July 27, 8:30 am ET

DALLAS, July 27 /PRNewswire-FirstCall/ -- Manchester Inc. (OTC Bulletin Board: MNCS.OB - News) today announced that the Company's subsidiaries Freedom Auto Sales and Freedom Auto Acceptance have completed the acquisition of substantially all the assets of Royce Motors, Inc. ("Royce Motors") of Indianapolis, IN, for a total consideration of approximately $5.3 million in cash.

Royce Motors operates three Buy-Here/Pay-Here automotive sales lots in the greater Indianapolis market. Royce Motors will now operate as a division of Freedom Auto Sales under the name Royce Motors. Based on management's analysis, Royce is projected to increase its historical sales rate of 50-60 vehicles per month to approximately 80 vehicles per month within 90 days. Manchester acquired the operations of F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), in December 2006. With the addition of Royce Motors, Freedom Auto Sales now operates six automotive sales lots in the Indianapolis marketplace. Additionally, Freedom expects to open two new sales lots within the next ten days.

"We are very excited about the closing of this transaction. Royce Motors represents a unique opportunity to increase our presence in this market, as this acquisition doubles the number of lots that Freedom currently has. Based on the management and operational infrastructure already in place at Manchester and Freedom Auto Sales, the Company will be able to pick up the additional personnel needed to operate those lots without unnecessary duplication. We therefore expect to quickly increase the profitability at Freedom Auto, through these increased sales and low incremental costs," said Rick Stanley, Manchester's Chief Executive Officer. "I'd also like to thank our senior lender for their quick response, without which Manchester could not have consummated this acquisition."

Freedom Auto Sales management will oversee operations of the Royce Motors locations, however, Royce Motors lot personnel will be retained to run day-to- day operations. The President and certain Vice Presidents of Royce Motors will join Manchester in various corporate capacities. Some of the newly hired Royce employees will be employed on two new Freedom Auto Sales lots expected to be opened shortly.

Mr. Stanley concluded, "We remain in ongoing discussions with several other strategic acquisition candidates. These transactions, as well as other initiatives, are designed to expand our presence in the marketplace while improving the overall operations of the Company. We are in active discussions with potential sources of financing which are expected to significantly reduce the Company's current levels of interest expense."

About Manchester Inc.

Manchester Inc., headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay- Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales now operates six automotive sales lots that focus exclusively on the Buy-Here/Pay- Here segment of the used car market.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective acquisitions or other matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with competitive developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

Source: Manchester Inc.